THIRD AMENDMENT TO THE AMENDED AND RESTATED
TRANSFER AGENT SERVICING AGREEMENT

THIS THIRD AMENDMENT effective as of the last date in the signature block, to the Amended and Restated Transfer Agent Servicing Agreement, dated as of September 1, 2017 (the "Agreement"), is entered into by and among FUNDX INVESTMENT TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d.b.a U. S. Bank Global Fund Services, a Wisconsin limited liability company (“USBGFS”).

RECITALS

    WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend Section 14 of the Transfer Agent Servicing Agreement; and

WHEREAS, this Agreement will be in effect upon the conversion to ETF on October 14, 2022. However, if such conversion is not completed by October 31, 2022, this Agreement shall not go into effect; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by the parties.

    NOW, THEREFORE, the parties agree as follows:

•Section 14, shall be herby replaced and superseded by the following statement, “This Agreement shall become effective as of the last date in the signature block and will continue in effect for a period of one (1) year. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

FUNDX INVESTMENT TRUST By: /s/Jeff Smith Name: Jeff Smith Title: President Date: August 26, 2022	U.S. BANCORP FUND SERVICES, LLC By: /s/Gregory Farley Name: Gregory Farley Title: Sr. Vice President Date: August 29, 2022

Exhibit A to the
Transfer Agent Servicing Agreement – FundX Investment Trust
Fund Names
Separate Series of FundX Investment Trust
Name of Series
FundX Flexible Income Fund
FundX Conservative Upgrader Fund
FundX Sustainable Impact Fund

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